UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2004

EXUS GLOBAL, INC.

(Exact name of Registrant as Specified in its Charter)

          Nevada                      0-18049               91-1317131

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(State or Other Jurisdiction   (Commission file Number)   (IRS Employer            of Incorporation)                                         Identification No.)

115 E. 57th Street, 11th Floor, New York, NY 10022

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(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 514-6600

Item 5. Other Events and Regulation FD Disclosure.

On July 1, 2004 John Skinner and Miller Mays resigned as directors of Exus Global, Inc. (the "Company"). Neither Mr. Skinner nor Mr. Mays resigned as a result of any disagreement with the Company. Since Messrs. Skinner and Mays are principals in GoIP Global, Inc., a portfolio company of the Company, the Company and Messrs. Skinner and Mays agreed that it would be in the best interest of the Company for said individuals to no longer be directors of the Company. Remaining directors of the Company would result in a conflict of interest with their roles as principals of an eligible portfolio company.

On July 1, 2004 Mr. Mark Mayoka was appointed as a Board member of the Company and a member of the Investment and Audit committees. Mark Mayoka is a graduate of the State University of New York at Albany (Cum Laude) and Pace University School of Law. Mr. Mayoka serves as a Managing Partner of Nelson, Mayoka & Company, P.C., a public accounting and consulting firm, since 1991. Mr. Mayoka also serves as Chief Financial Officer of several corporations.

On July 14, 2004, E Education Network, Inc., a portfolio company ("EEN"), entered into an Agreement to sell 10,000,000 shares of EEN to Discovery Tel, Inc. This agreement resulted in a dilution of the Company's interest in EEN from 40% to 20%. In addition, Discovery Tel assumed $50,000 of the $187,500 obligation and liability owed by the Company to New Canaan Investment Partners, LLC. For all the terms and conditions of the agreement, reference is hereby made to such agreement annexed hereto as Exhibit 1. All statements made herein concerning the foregoing agreement are qualified by reference to Exhibit 1.

Item 12. Results of Operations and Financial Condition.

On July 30, 2004 Exus Global, Inc. (the "Company") issued a press release disclosing information regarding the Company's results of operations or financial condition for the quarter ended June 30, 2004. A copy of the press release is attached hereto as Exhibit 2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date August 2, 2004

EXUS GLOBAL, INC.

By: /s/ Isaac Sutton ---------------- Isaac Sutton President, Chief Executive Officer and Financial Officer and Secretary